Exhibit 1A-15.4

UNITED STATES SECURITIES AND EXCHANGE COMMISSION WASHINGTON, D.C. 20549

DIVISION OF CORPORATION FINANCE

January 8, 2021

Craig Cecilio

Chief Executive Officer

DF Growth REIT II, LLC

750 B Street, Suite 1930

San Diego, CA 92101

Re:	DF Growth REIT II, LLC Offering Statement on Form 1-A Filed December 23, 2020 File No. 024-11394

Dear Mr. Cecilio:

We have reviewed your offering statement and have the following comments. In some of our comments, we may ask you to provide us with information so we may better understand your disclosure.

Please respond to this letter by amending your offering statement and providing the requested information. If you do not believe our comments apply to your facts and circumstances or do not believe an amendment is appropriate, please tell us why in your response. After reviewing any amendment to your offering statement and the information you provide in response to these comments, we may have additional comments. Our references to prior comments are to comments in our November 24, 2020 letter.

Form 1-A filed December 23, 2020

Forum Selection Provision, page 11

1.	We note your response to prior comment 1. Please also revise your Investment Agreement and Limited Liability Company Agreement exhibits to reconcile to your disclosure in the offering circular.

Distributions, page 41

2.	We note your response to prior comment 3. Please revise your disclosure to clarify your distribution policy, including how losses are allocated.

Craig Cecilio

DF Growth REIT II, LLC
January 8, 2021

Financial Statements, page 69

3.	In your next amendment, please include audited financial statements in accordance with Part F/S of Form 1-A.

Signatures, page 72

4.	We reissue prior comment 5. Please indicate the officer acting in the capacities of principal financial officer and principal accounting officer. We note your disclosure on page 27 that Alan Lewis is your chief financial officer.

We will consider qualifying your offering statement at your request. If a participant in your offering is required to clear its compensation arrangements with FINRA, please have FINRA advise us that it has no objections to the compensation arrangements prior to qualification.

We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff. We also remind you that, following qualification of your Form 1-A, Rule 257 of Regulation A requires you to file periodic and current reports, including a Form 1-K which will be due within 120 calendar days after the end of the fiscal year covered by the report.

You may contact Jeffrey Lewis at 202-551-6216 or Shannon Menjivar at 202-551-3856 if you have questions regarding comments on the financial statements and related matters. Please contact Ruairi Regan at 202-551-3269 or Brigitte Lippmann at 202-551-3713 with any other questions.

Sincerely,

Division of Corporation Finance Office of Real Estate & Construction

cc:	Mark Roderick, Esq.